EXHIBIT 5.1

July 7, 2014

U.S. Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Corvus Gold Inc. –Short Form Prospectus Offering of Common Shares

We have acted as counsel for Corvus Gold Inc. (the “Company”), a British Columbia company, in connection with the offering (the “Offering”) by the Company (the “Closing Date”) of 5,150,000 common shares of the Company (the “Common Shares”).  The Common Shares are being registered under the Securities Act of 1933, as amended (the “Securities Act”), under a registration statement on Form S-1 (SEC File No. 333-197099) (the “Registration Statement”).

For the purpose of giving this opinion, we have:

(a)	examined, among other things:

(i)	a certificate of an officer of the Company dated the date hereof with respect to the factual matters referred to herein; and

(ii)
originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company or other corporations and such other records, contracts and instruments all as we believe necessary and relevant as the basis of the opinion set forth herein; and

(b)
considered such questions of law and examined such statutes, regulations and orders, certificates, records of corporate proceedings and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

In reviewing such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified.  We have also assumed that prior to the Common Shares being issued, the Company will have received full consideration, in cash, for each of the Common Shares issued pursuant to the Offering.

This opinion is limited to the laws of British Columbia and the federal laws of Canada applicable therein in force on the date hereof, including all applicable reported judicial decisions of the courts of British Columbia interpreting those laws that, in our experience, are applicable to the types of transactions contemplated in the Registration Statement.

Based and relying on the foregoing, we are of the opinion that the Common Shares will be duly authorized, validly issued, fully paid and non-assessable when issued and delivered by the Company and paid for in accordance with the terms set forth in the Registration Statement.

The opinion expressed in this letter is rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof.  We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect. In particular, we note that the Common Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, in effect on the date hereof, which laws are subject to change.

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.  We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ Gowling Lafleur Henderson LLP
Gowling Lafleur Henderson LLP